Exhibit 10.4

BUSINESS SERVICES AGREEMENT

This Business Services Agreement (this “Agreement”) is effective July 1st, 2023 (the “Effective Date”), between Theia Therapeutics, Inc., a Delaware corporation (“Company”) and Samsara BioCapital, LLC, a Delaware limited liability company (“Samsara”).

1. SERVICES.

1.1 Engagement. The Company hereby engages Samsara, and Samsara hereby agrees, as an independent contractor, to provide certain professional and business services to the Company (the “Services”) described in the Statement of Work issued pursuant to this Agreement (the “SOW”) and subject to the terms and conditions of this Agreement. Within thirty (30) days of the Effective Date, the Company and Samsara shall meet and mutually agree (in good faith) upon the scope and compensation for the Services to be provided under this Agreement in the initial SOW to be affixed hereto as Exhibit A-1. The parties shall meet and confer as reasonably required to reassess such scope of services and compensation. Each SOW shall be sequentially numbered and affixed to Exhibit A and shall become a part of this Agreement.

1.2 Supervision. Samsara will have the responsibility to control, manage, and supervise the work of Samsara directors, officers, employees, agents, affiliates and independent contractors who are assigned by Samsara to provide the Services pursuant to this Agreement (“Service Providers”). The Company will rely on Samsara and the Service Providers to put in the amount of time necessary to fulfill the requirements of this Agreement.

1.3 Work Product. All work product, information, data, inventions, discoveries, results, reports, developments, improvements, ideas, know-how, techniques, methods, processes, research, or documents, and other works of authorship (collectively the “Work Product”) of any kind created by a Service Provider pursuant to this Agreement will be the sole and exclusive property of the Company.

1.4 Invoices. Samsara will provide periodic invoices of the Services to the Company; any requests for credit or deduction will be processed in the form of a separate invoice. The Company shall be responsible for all of Samsara’s reasonable direct out-of-pocket expenses specifically identifiable and incurred in connection with the performance of the Services. The Company shall pay such amounts of such invoice not disputed in good faith no later than thirty (30) days following its receipt thereof.

1.5 Compensation Adjustments. Prior to the end of each fiscal year, a determination will be made as to whether the amounts charged by Samsara to the Company produce an arm’s length result. To the extent that there are excesses or inadequacies in the amounts charged, the parties agree that a compensating adjustment will be paid between the parties for the year in question to bring the charges in line with arm’s length terms. Any such adjustment will be made prior to year-end or prior to closing the books for the year so that they are reflected in the results of the year in question.

2. EMPLOYMENT ISSUES.

2.1 Service Providers. The parties anticipate that Samsara will provide the Services by means of the personal services of Service Providers. It is expressly acknowledged and agreed that Samsara shall have no power or authority to obligate the Company to pay any compensation to the Service Providers.

2.2 Service Provider Agreements. Samsara hereby agrees that each individual Service Provider will, at all relevant times, be subject to a written employment or consulting agreement with Samsara and/or the Company that contains customary intellectual property assignment and confidentiality provisions adequately preserving the parties’ rights under Section 3 herein. Except as expressly provided in this Agreement, Samsara shall not assign, delegate, or subcontract any of the Services without the prior written approval of the Company. Any such approval shall not relieve Samsara of its obligations under this Agreement, and Samsara shall be and remain responsible for the performance of all of its subcontractors under this Agreement.

3. INTELLECTUAL PROPERTY AND CONFIDENTIALITY.

3.1 Intellectual Property. All intellectual property conceived, reduced to practice or otherwise made, developed or acquired by Service Providers in the course of performing the Services, including Services performed on behalf of the Company prior to the date of this Agreement and all intellectual property with respect to the Work Product (the “Intellectual Property”) shall be the property of the Company, and Samsara shall not acquire any rights therein. The Company grants Samsara a limited, non-exclusive license during the term of this Agreement to use the Intellectual Property solely for the purposes of performing the Services. Samsara hereby assigns to the Company all Intellectual Property in the United States and elsewhere and appoints any officer of the Company as its duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court, or authority. Except as set forth herein, nothing in this Agreement shall be construed as an assignment or grant of any rights with respect to either party’s intellectual property.

3.2 Confidentiality. The parties agree not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder) any Confidential Information of the other party obtained prior to or during the term of this Agreement until five years (in the case of trade secrets, until such time as the Disclosing Party (as defined herein) no longer treats such information as a trade secret) after the date of termination or expiration of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, Service Providers or consultants during such period. “Confidential Information” means know-how, trade secrets, unpublished, and non-public information disclosed (whether before or during the term of this Agreement) by one of the parties (the “Disclosing Party”) to the other party or such other party’s designee (the “Receiving Party”), and which is marked or designated as proprietary or confidential as provided below, excluding information that:

(a) was already in the possession of Receiving Party prior to its receipt from the Disclosing Party (provided that the Receiving Party is able to provide the Disclosing Party with reasonable documentary proof thereof and such information was not obtained by receiving party as a result of Receiving Party’s breach of any legal obligation);

(b) is or becomes part of the public domain by reason of acts not attributable to the Receiving Party;

(c) is or becomes available to Receiving Party from a source other than the Disclosing Party which source, to the best of Receiving Party’s knowledge, has rightfully obtained such information and has no obligation of nondisclosure or confidentiality to the Disclosing Party with respect thereto;

(d) is independently developed by the Receiving Party completely without reference to any Confidential Information of the Disclosing Party, as evidenced by the Receiving Party’s written records; or

(e) has been or must be publicly disclosed by reason of legal, accounting, or regulatory requirements beyond the reasonable control, and despite the reasonable efforts, of the Receiving Party, provided that, if permitted by applicable law, the Receiving Party shall provide reasonable advance notice to the Disclosing Party of such requirements prior to disclosing any Confidential Information so that the Disclosing Party may seek a protective order or other remedy with respect to narrowing the scope of disclosure.

As used in this Agreement, the term “Confidential Information” means all Work Product and any and all scientific, technical, financial, or business information in written, oral, visual, graphic, video, computer, electronic, or other form, furnished by or on behalf of one party to the other party pursuant to this Agreement, which is marked or identified as confidential or proprietary at the time of disclosure or thereafter within thirty (30) days, or which the Receiving Party knows, or reasonably should know, is confidential or proprietary based on the nature of the information or the circumstances of its disclosure.

4. COMPLIANCE WITH LAWS AND INDEMNIFICATION.

4.1 Compliance with Laws. Each party shall comply with the laws and regulations of the federal, state and local government or any agency thereof related to the Services.

4.2 Indemnification. Samsara agrees to indemnify, defend and hold harmless the Company and its directors, officers, employees, stockholders and agents (the “Indemnified Parties”) from and against any and all losses, claims, damages and liabilities to which the Company may become liable to third parties arising out of or in connection with the rendering of Services by Samsara to or on behalf of the Company hereunder, unless it is finally determined by a court or arbitration that such losses, claims, damages or liabilities resulted from the gross negligence or willful misconduct of the Company. Samsara and the Company acknowledge that Samsara provides services to and on behalf of entities other than the Company (the “Other Services”) and further acknowledge that Samsara has no obligation under the terms of this Section 4.2 with regard to the Other Services.

5. MISCELLANEOUS.

5.1 Term. The term of this Agreement shall commence as of the date first above written and shall end upon the earlier of (i) the effective time of a termination election made by either party acting in its sole and absolute discretion (upon not less than fifteen (15) days’ written notice to the other party) or (ii) the fifth (5th) anniversary of the Effective Date, unless extended by the parties in writing. Upon the effective date of termination, Samsara shall provide an accounting of costs and expenses related to the Agreement or Services performed by Samsara and subject to reasonable verification by the Company. The Company shall pay such amounts of such final invoice not disputed in good faith within thirty (30) days’ of receipt thereof. If this Agreement is terminated prior to completion of a Service for any reason whatsoever, Samsara shall furnish to the Company any partial or completed Work Product created pursuant to this Agreement. Upon request, expiration, or termination of this Agreement, the Receiving Party will promptly deliver and/or return to the Disclosing Party all materials containing Confidential Information, as well as data, records, information, reports and other property, furnished by the Disclosing Party to the Receiving Party or generated by Samsara in connection with the performance of Services rendered hereunder, together with all copies of any of the foregoing, including, without limitation, any Work Product and Intellectual Property.

5.2 Entire Agreement. This Agreement and the applicable SOW contains the entire understanding among the parties and supersedes any prior written or oral agreement between them, respecting the subject matter hereof. There are no representations, agreements, arrangements, or understandings, oral or written, among the parties relating to the subject matter hereof which are not fully expressed in this Agreement.

5.3 Amendment. This Agreement may be amended, in whole or in part, only through a written amendment executed by both parties.

5.4 Counterparts. This Agreement may be executed in any number of counterparts and, when so executed, all of such counterparts shall constitute a single instrument binding upon both parties notwithstanding the fact that both parties are not signatory to the original or to the same counterpart.

5.5 No Third-Party Beneficiaries. The provisions of this Agreement are not intended to be for the benefit of or enforceable by any third party.

5.6 Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be deemed severed from the remainder of this Agreement and replaced with a valid and enforceable provision as similar in intent as reasonably possible to the provision so severed and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

5.7 No Partnership or Agency. The parties acknowledge and agree that, as of the date first above written, no partnership or agency relationship exists among the parties, whether by virtue of this Agreement or otherwise.

5.8 Assignment. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party.

5.9 Governing Law. The interpretation and enforceability of this Agreement and the rights and liabilities of the parties as such shall be governed by the laws of the State of Delaware as such laws are applied in connection with agreements entered into and wholly performed upon in Delaware by residents of Delaware. To the maximum extent permitted by applicable law, the provisions of this Agreement shall supersede any contrary provisions of applicable law.

5.10 Dispute Resolution.

(a) Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in Palo Alto, California, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the California Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.

(b) The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

(c) Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Delaware or any court of the State of Delaware having subject matter jurisdiction.

[Remainder of this page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Business Services Agreement as of the date first above written.

Theia Therapeutics, Inc.

By:	/s/ Kourous Rezaei
Name: Kourous Rezaei
Title: President

Samsara BioCapital, LLC

By:	/s/ Srinivas Akkaraju, PhD
Name: Srinivas Akkaraju, PhD
Title: Manager

[Signature Page to Business Services Agreement]